Exhibit 99.1

Kisses From Italy Inc. Signs Multi-Unit Development Deal for

100 locations in Canada

The newly-signed agreement anticipates the opening of 100 franchises across Canada

MIAMI, FL / ACCESSWIRE / June 23, 2020 / Kisses from Italy Inc. (“Kisses From Italy” or the “Company”) (OTCQB: KITL) announced today, that following the recent opening of Kisses From Italy’s European location, in Italy, and with its first Franchise Agreement for the state of California now complete, the Kisses from Italy restaurant group continues its expansion plans with the signing of a Multi-Unit Development Agreement for 100 locations in Canada.

The Agreement was signed with Canadian-based Demasar Management Inc. (“Demasar”) which will be taking the lead role as the developer / operator of the Kisses From Italy brand in Canada. “We are excited to be working with Demasar on developing the Canadian market for our brand. We believe Demasar’s background of restaurant development, and solid network of experienced professionals from various backgrounds, will significantly strengthen the team’s efforts as we gear up for the next phase of our long-term growth strategy. Our teams perfectly blend together, since Demasar shares our passion and commitment for the brand, which continues to propel Kisses From Italy forward”, commented Kisses From Italy’s co-founder, co-CEO and CIO, Claudio Ferri.

“We believe there is a huge potential for a brand like Kisses From Italy to be established and scaled throughout Canada” said Michele Di Turi, also a co-founder, President and co-CEO of Kisses From Italy. “We are confident that Canada will play a pivotal position in the implementation and growth of our international distribution plan.” In addition, Di Turi stated, “with the new deal in place for Canada, we expect to see the immediate development of Kisses From Italy restaurants across the country.”

About KISSES FROM ITALY Inc.

KISSES FROM ITALY is a U.S. based restaurant chain operator, franchisor and product distributor with locations in North America and Europe. The Company offers a quick service menu and a unique take on traditional Italian delicacies with an All-American flair. Kisses From Italy offerings include sandwiches, salads, Italian roasted coffee, coffee related beverage and an array of other products. The Company currently operates four corporate owned stores. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. This was followed by three additional sites across the greater Ft. Lauderdale/Pompano Beach area. The Company recently opened its inaugural European location in Ceglie del Campo, Bari, Italy, in October 2019. In September 2019, the Company’s common stock was approved for trading by FINRA and in mid-October 2019 was approved for up-listing by the OTC Markets Group to the OTCQB under the symbol KITL.

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Forward-Looking Statements

This press release may contain forward-looking statements, which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

For more information, please visit www.kissesfromitaly.com

Contact Information:

Kisses from Italy Inc.

305-423-7129

info@kissesfromitaly.com

SOURCE: Kisses from Italy Inc.

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